EXHIBIT 5.1
EFRATI, GALILI & CO.
LAW OFFICES

                               September 19, 2005

Attunity Ltd.
Einstein Building
Tirat HaCarmel 39101
Israel

Re:      Attunity Ltd.
         Registration Statement on Form F-3
         FILE NO. 333-119157

Dear Sirs,

     We have acted as special Israeli counsel for Attunity Ltd, an Israeli company (the "Company"), in connection with the preparation and filing under the United States Securities Act of 1933, as amended (the "Act") of an amended registration statement on Form F-3, File No. 333-119157 (the "Registration Statement") filed with the Securities and Exchange Commission in connection with the disposition by certain shareholders of (i) 1,371,429 ordinary shares (the "Note Shares") issuable upon conversion of $2 million of convertible promissory notes (the "Notes") and 480,000 ordinary shares issuable upon exercise of warrants (the "Purchase Warrants") that were issued to certain of the selling shareholders pursuant to a Note and Warrant Purchase Agreement dated March 22, 2004; (ii) 2,043,146 ordinary shares issued (the "Purchase Shares") and 2,944,651 ordinary shares issuable upon exercise of Series A and Series B Warrants (the "Series A and Series B Warrants") acquired by certain selling shareholders from the Special Situations Funds; (iii) 230,000 ordinary shares (the "Biran Shares"; and together with the Purchase Shares, the "Shares") that were issued to Dov Biran Holdings Ltd. in connection with an agreement entered into in June 2001 (previously registered under Registration Statement File No. 333-14140); (iv) 40,000 ordinary shares issuable upon exercise of warrants issued in February 2004 to Gaus Investments Ltd and R.4.B Ltd. (the "Gaus and R.4.B. Warrants") in consideration of their introducing certain investors to the Company; and (iv) 300,000 ordinary shares issuable upon exercise of warrants issued to Plenus Technologies Ltd. in connection with a loan agreement entered into dated June 3, 2004 (the "Plenus Warrant"; and together with the Purchase Warrants, the Series A and Series B Warrants and the Gaus and R.4.B. Warrants, the "Warrants").

     You have asked us to render our opinion as to the matters hereinafter set forth.

     We have examined originals and copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Company and other documents as we have deemed necessary as a basis for this opinion. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. We have, when relevant facts material to our opinion were not independently established by us, relied to the extent we deemed such reliance proper upon written or oral statements of officers and other representatives of the Company.



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     In giving the opinion expressed herein, no opinion is expressed as to the laws of any jurisdiction other than the State of Israel.

     Based upon and subject to the foregoing, we are of the opinion that:

     (1) the Shares are duly authorized, validly issued, fully paid and non-assessable;

     (2) the ordinary shares issuable upon exercise of the Warrants (the "Warrant Shares") have been duly authorized for issuance and, upon exercise of the Warrants and payment for the Warrant Shares in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable; and

     (3) the Note Shares issuable upon conversion of the Notes have been duly authorized for issuance and, upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters" in the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                            Very truly yours,

                                            /s/ Efrati, Galili & Co.

                                            Efrati, Galili & Co.